Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

As an independent public accounting firm, we hereby consent to the use in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated March 28, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation for these special purpose financial statements as described in Note 2) relating to the special purpose financial statements of FBMC Tax Favored Accounts Division, a division of Fringe Benefits Management Company, Inc. for the year ended December 31, 2009 and the eleven months ended November 30, 2010. We also consent to the reference to our firm under the caption “Experts” in the Prospectus contained in said Registration Statement filed with the Securities and Exchange Commission.

/s/ Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.

October 3, 2012

Clearwater, Florida